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                                                                     EXHIBIT 7

                             [QVC, INC. LETTERHEAD]

                                                                 August 11, 1994

Dear Stockholder:

     On August 4, 1994, following receipt of an unsolicited proposal from Comcast Corporation and two revised proposals from Comcast together with Liberty Media Corporation (a wholly owned subsidiary of Tele-Communications, Inc.), QVC, Inc. entered into a merger agreement with Liberty, Comcast and a wholly owned subsidiary thereof. Pursuant to the merger agreement, a company to be wholly owned by Comcast and Liberty has today commenced a cash tender offer to purchase all outstanding QVC common shares at a price of $46 per share and all outstanding QVC preferred shares at a price of $460 per share.

     YOUR BOARD OF DIRECTORS (OTHER THAN THOSE DIRECTORS WHO ARE REPRESENTATIVES OF COMCAST WHO EXPRESS NO OPINION AS TO THE FOLLOWING MATTERS) BELIEVES THAT THE COMCAST/LIBERTY OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, QVC AND ITS STOCKHOLDERS (OTHER THAN COMCAST, LIBERTY AND THEIR AFFILIATES) AND HAVE UNANIMOUSLY APPROVED THE COMCAST/LIBERTY MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER. ACCORDINGLY, YOUR BOARD (OTHER THAN THE COMCAST REPRESENTATIVES) RECOMMENDS THAT STOCKHOLDERS ACCEPT THE COMCAST/LIBERTY OFFER, TENDER ALL THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the enclosed Schedule 14D-9, including the opinion of Allen & Company Incorporated, financial advisor to QVC, that the consideration to be received by QVC's stockholders in the offer and the merger is fair to such stockholders (other than Comcast and Liberty) from a financial point of view. The factors considered by the Board of Directors are described in "The Solicitation or Recommendation" section of the enclosed
Schedule 14D-9.

     Additional information with respect to these transactions is contained in the enclosed Schedule 14D-9. Also enclosed is the Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your shares. These documents set forth in detail the terms and conditions of the Comcast/Liberty offer and provide instructions on how to tender your shares. We urge you to read the enclosed material carefully before making your decision with respect to tendering your shares.

                                          Sincerely yours,

                                          Barry Diller
                                          Chairman of the Board and
                                          Chief Executive Officer